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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE - InfrastruX Group, Inc./UTILX Corporation News Release
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July 31, 2000

       InfrastruX successfully completes UTILX Corporation tender offer

BELLEVUE, WA - July 31, 2000 - InfrastruX Group, Inc., a wholly-owned subsidiary of Puget Sound Energy (NYSE:PSD), today announced the successful completion of its tender offer through a subsidiary to acquire all of the outstanding shares of common stock of UTILX Corporation (NASDAQ: UTLX) at a purchase price of $6.125 per share in cash. The tender offer expired, as scheduled, at 12:00 midnight New York City time on Friday, July 28, 2000. Based on preliminary information received from ChaseMellon Shareholder Services, as depository, approximately 6.5 million shares (or 87% of the outstanding shares) of the common stock were validly tendered and accepted for payment. Payment for such shares will be made promptly and, in the case of shares tendered by guaranteed delivery procedures, promptly after timely delivery of shares and required documentation.

InfrastruX will now proceed to acquire the remaining outstanding shares of common stock of UTILX through a second-step merger in which shares of common stock not purchased in the tender offer will be converted, upon completion of the merger, into the right to receive $6.125 per share in cash. InfrastruX and UTILX entered into a definitive merger agreement on June 28, 2000 whereby a wholly-owned subsidiary of InfrastruX would acquire all of the outstanding shares of common stock of UTILX for a cash price of $6.125 per share. UTILX stockholders who did not tender their shares in the tender offer will shortly be receiving material in connection with the merger.

UTILX Corporation, founded in 1984, provides specialty services and products to electric, telecommunications, natural gas, water, sewer and other utilities in the United States and around the world. The Company's primary business is installing, replacing and restoring underground cables and pipes. Installation and replacement services are provided through the Company's FlowMole and conventional trenching services. The Company also provides its CableCure service to utility customers to repair or prevent water damage and materially extends the life of electric and telephone cables.

InfrastruX Group, Inc., a newly formed subsidiary of Puget Sound Energy, is a holding company formed to acquire providers of specialized contracting services, offering end-to-end network infrastructure solutions to the electric power, telecommunications, natural gas and cable television industries, including the design, installation, repair and maintenance of network infrastructure such as electrical transmission lines, fiber optic cable and other utility distribution systems.

Puget Sound Energy, headquartered in Bellevue, Washington, is an investor-owned public utility furnishing electric and gas service to more than 1.2 million homes and businesses primarily in the greater Puget Sound region of Washington State.

Contact:
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InfrastruX Group, Inc./Puget Sound Energy, Inc.      UTILX Corporation
Tim Hogan or John Durbin                             Debbie Casias
888.831-7250                                         253.395-4615